CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 23, 2008, accompanying the financial statements of Investment Grade Trust, Series 15 and Insured Income Trust, Series 109 (included in Van Kampen Focus Portfolios, Taxable Income Series 42) as of June 30, 2008, and for each of the three years in the period then ended and the financial highlights for the period from July 22, 2003 (date of deposit) through June 30, 2004 and for each of the four years in the period ended June 30, 2008, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-106233) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
October 23, 2008